Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb. 1, 2018

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Financial Results for Fourth-Quarter 2017
Reaffirms 8% Annual Distribution Growth Target for 2018, Guides to 5%-8% Annual Growth for Both 2019 and 2020
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $237.9 million for fourth quarter 2017 compared to $213.3 million for fourth quarter 2016.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $308.3 million for fourth quarter 2017, representing a quarterly record for the partnership, compared to $277.2 million for fourth quarter 2016.
Diluted net income per limited partner unit was $1.04 in fourth quarter 2017 and 93 cents in fourth quarter 2016. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of $1.19 for fourth quarter 2017 was higher than the $1.15 guidance provided by management in early November primarily due to more favorable product overages and stronger-than-expected distillate demand on the partnership’s refined products pipeline.
“Magellan closed out 2017 with strong operating and financial results, delivering quarterly records for refined products transportation volumes, crude oil transportation volumes and distributable cash flow,” said Michael Mears, chief executive officer. “Magellan’s business fundamentals remain strong and the company is well-positioned for future growth, with solid demand for our fee-based transportation and terminals services, a disciplined investment philosophy and an investment-grade financial profile. We expect to generate record distributable cash flow again in 2018 while increasing cash distributions to our investors by 8% and maintaining a healthy 1.2 times annual distribution coverage.”
An analysis by segment comparing fourth quarter 2017 to fourth quarter 2016 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $216.2 million, an increase of $24.8 million. Transportation and terminals revenue also increased $24.8 million between periods driven by an 11% increase in refined products shipments due to record demand for gasoline and distillate in the markets served by the partnership. The average tariff rate slightly declined between periods as the benefit from the overall 3% tariff increase implemented on July 1, 2017 was more than offset by additional short-haul movements within South Texas, which ship at a lower rate than the partnership’s other pipeline segments. Additionally, the current period benefited from higher storage and other ancillary service fees along Magellan’s refined products pipeline system associated with increased distillate and gasoline volumes and higher ammonia transportation shipments due to downtime on the system in the fourth quarter of 2016.
Operating expenses decreased $13.0 million primarily due to more favorable product overages (which reduce operating expenses) and lower environmental accruals, partially offset by additional asset integrity spending related to the timing of maintenance work and higher personnel costs due to the timing of increased annual bonus accruals for 2017.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $12.1 million between periods due in part to the recognition of more unrealized losses on open futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, also declined between periods due to higher butane costs, resulting in compressed butane blending margins, and lower value of product overages sold during the current period.
Crude oil. Crude oil operating margin was $141.8 million, an increase of $30.0 million and a quarterly record for this segment. Transportation and terminals revenue increased $24.0 million primarily due to contributions from the partnership’s recently-constructed splitter in Corpus Christi that began commercial operations in 2017 and record crude oil transportation volumes. Magellan’s Longhorn pipeline benefited from increased volumes and higher average rates primarily due to more spot shipments during the current period. Volume on the partnership’s Houston distribution system also increased significantly, resulting in a lower overall average rate per barrel due to the substantially lower tariff related to these shorter-haul movements.
Earnings of non-controlled entities increased $16.7 million primarily due to higher earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan. The higher BridgeTex earnings were mainly attributable to incremental spot shipments in the current period and additional volume from BridgeTex’s new Eaglebine origin that began service in second quarter 2017. The partnership also benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased shipments associated with a step-up in committed volumes in Sept. 2017 and condensate shipments under a recently-filed tariff.
Operating expenses increased $8.6 million primarily due to higher costs associated with the partnership’s new condensate splitter that began commercial operations in June 2017, additional asset integrity spending related to the timing of maintenance work and higher personnel costs due to the timing of increased annual bonus accruals for 2017.
Product margin decreased $2.9 million due to the recognition of unrealized losses on open futures contracts mainly used to economically hedge the partnership’s future sale of product overages and increased crude oil transportation charges in the current period.
Marine storage. Marine storage operating margin was $26.1 million, a decrease of $9.0 million. Transportation and terminals revenue decreased $4.9 million primarily due to the ongoing impact of Hurricane Harvey, which struck the Gulf Coast during the third quarter of 2017 and resulted in lower storage fees from tanks damaged by the hurricane that are still under repair and less ancillary fees reflecting decreased customer activities. Operating expenses increased $3.8 million due to additional environmental remediation accruals and clean-up costs related to the hurricane.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher personnel costs due to the timing of increased annual bonus accruals for 2017.

Net interest expense increased as a result of additional borrowings to finance expansion capital spending and lower interest capitalized for construction projects in the current period. As of Dec. 31, 2017, the partnership had $4.6 billion of debt outstanding, with no borrowings outstanding on its commercial paper program and $176.1 million of cash on hand following its Oct. 2017 issuance of $500 million of 4.2% senior notes due 2047.

Annual results
For the year ended Dec. 31, 2017, net income grew to $869.5 million compared to $802.8 million in 2016 primarily related to increased fee-based activities due to strong demand for refined products and crude oil transportation services and contributions from recently-completed growth projects such as the Little Rock and Saddlehorn pipelines and the partnership’s condensate splitter. Full-year diluted net income per limited partner unit was $3.81 in 2017 and $3.52 in 2016. Annual DCF was a record $1,021.4 million in 2017, or 1.25 times the amount needed to pay distributions related to 2017, compared to $947.5 million in 2016.

Expansion capital projects
Magellan remains focused on expansion opportunities, spending more than $540 million on organic growth construction projects during 2017. Based on the progress of expansion projects already underway, the partnership expects to spend $900 million in 2018 and $375 million in 2019 to complete its current slate of construction projects. These spending estimates include a variety of new projects, including reactivation of a jet fuel pipeline to the George Bush Intercontinental Airport in Houston, Texas, additional butane blending opportunities and other enhancements at the partnership’s independent terminals and terminals along its refined products pipeline system.
Magellan continues to make significant progress on its other construction projects. The new 24-inch diameter crude oil pipeline constructed from the partnership’s East Houston terminal to Holland Avenue is now operational to help facilitate incremental crude oil shipments within the Houston and Texas City region.
The expansion of the Seabrook Logistics joint venture, which includes the addition of 1.7 million barrels of storage and connectivity to Magellan’s Houston crude oil distribution system, is under construction and remains on target for a mid-2018 start-up. Further, construction activities continue for the addition of new dock capacity at the partnership’s Galena Park marine terminal, which is expected to be fully operational by late 2018.
Tank construction is underway at the partnership’s joint-venture marine terminal in Pasadena, Texas. The initial 1 million barrels of storage is still targeted for an in-service date of early 2019, with an additional 4 million barrels of storage expected to come online in early 2020. Permit and right-of-way work and pipeline procurement are in progress for both the Wink crude oil pipeline and Houston-to-Hearne refined products pipeline, with both expected to be operational in mid-2019.
Magellan also continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Active discussions with potential customers continue to further develop the partnership’s new Pasadena marine terminal joint venture. Discussions also continue regarding new infrastructure investments in West Texas and Corpus Christi, including the potential construction of a crude oil and condensate pipeline from the Permian and Eagle Ford Basins to Corpus Christi and Houston. Significant interest has been expressed from potential shippers for this proposed pipeline, with the open season recently extended to March 1 to provide these potential shippers additional time to finalize their commitments.

Financial guidance for 2018 - 2020
Management remains committed to its previously-stated goal of increasing annual cash distributions by 8% for 2018 and currently expects to generate annual DCF of $1.05 billion in 2018, resulting in approximately 1.2 times the amount needed to pay cash distributions for 2018. Current DCF guidance assumes throughput will equal minimum volume commitments on the Longhorn pipeline and be slightly above minimum commitment levels on the BridgeTex pipeline. DCF guidance also assumes volumes on the Longhorn pipeline will continue at historical levels once current contracts expire in the fourth quarter of 2018, but at lower tariff rates due to the increased competition in the Permian Basin. However, both BridgeTex and Longhorn pipelines have available capacity for spot shipments, which if utilized during 2018 could result in higher 2018 DCF up to $1.08 billion.
Looking further ahead, management is targeting annual DCF growth in the range of 5% to 8% for both 2019 and 2020. Magellan intends to manage distribution growth consistent with its expectations for DCF growth for the foreseeable future while maintaining annual distribution coverage of 1.2 times, which correspondingly could result in annual distribution growth of 5% to 8% each year, as well. Guidance specific to 2019 and 2020 has not been provided previously.
“Magellan’s management understands the investment community’s continued desire for solid distribution coverage,” said Michael Mears, chief executive officer. “Magellan remains committed to our conservative financial profile and believes our stated goal of increasing annual distributions by 8% for 2018 and managing our distribution policy thereafter in-line with a 1.2 times annual distribution coverage ratio will provide a healthy mix of distribution growth and coverage for our investors, while also preserving our strong financial position.”
Net income per limited partner unit is estimated to be $4.00 for 2018, with first-quarter guidance of 95 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing less than 15% of the partnership’s operating margin.

Earnings call details
An analyst call with management to discuss fourth-quarter financial results, 2018 guidance and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 281-7973 and provide code 3233087. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 7. To access the replay, dial (888) 203-1112 and provide code 3233087. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, target, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2017	2016	2017
Transportation and terminals revenue	$415,371	$458,930	$1,591,119	$1,731,775
Product sales revenue	195,995	209,572	599,602	758,206
Affiliate management fee revenue	3,549	4,797	14,689	17,680
Total revenue	614,915	673,299	2,205,410	2,507,661
Costs and expenses:
Operating	136,661	135,724	528,672	577,978
Cost of product sales	165,808	194,947	493,338	635,617
Depreciation and amortization	44,005	50,527	178,142	196,630
General and administrative	36,351	44,841	147,165	165,717
Total costs and expenses	382,825	426,039	1,347,317	1,575,942
Earnings of non-controlled entities	27,153	42,821	78,696	120,994
Operating profit	259,243	290,081	936,789	1,052,713
Interest expense	51,614	56,045	194,187	210,698
Interest income	(335)	(627)	(1,402)	(1,415)
Interest capitalized	(6,232)	(4,761)	(27,375)	(15,565)
Gain on sale of asset	—	—	—	(18,505)
Gain on exchange of interest in non-controlled entity	—	—	(28,144)	—
Other (income) expense	(19)	377	(6,466)	4,139
Income before provision for income taxes	214,215	239,047	805,989	873,361
Provision for income taxes	924	1,152	3,218	3,830
Net income	$213,291	$237,895	$802,771	$869,531

Basic net income per limited partner unit	$0.94	$1.04	$3.52	$3.81

Diluted net income per limited partner unit	$0.93	$1.04	$3.52	$3.81

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,963	228,203	227,926	228,176

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,385	228,682	228,057	228,338

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2017	2016	2017
Refined products:
Transportation revenue per barrel shipped	$1.538	$1.512	$1.473	$1.495
Volume shipped (million barrels):
Gasoline	70.5	76.8	275.4	295.5
Distillates	40.2	46.6	150.2	166.2
Aviation fuel	6.1	6.3	25.7	26.5
Liquefied petroleum gases	0.5	0.3	10.4	9.9
Total volume shipped	117.3	130.0	461.7	498.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.309	$1.199	$1.321	$1.348
Volume shipped (million barrels)	47.5	59.4	187.0	196.4
Crude oil terminal average utilization (million barrels per month)	15.8	15.0	15.0	15.3
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	20.3	32.0	79.0	98.4
Saddlehorn - volume shipped (million barrels)(2)	4.0	6.9	5.2	19.0

Marine storage:
Marine terminal average utilization (million barrels per month)	24.3	22.1	23.8	23.1

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan and began operations in September 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2017	2016	2017
Refined products:
Transportation and terminals revenue	$262,437	$287,222	$1,002,368	$1,096,040
Affiliate management fee revenue	343	353	765	1,388
Losses of non-controlled entities	(616)	(1,465)	(968)	(1,632)
Less: Operating expenses	100,525	87,528	380,347	400,439
Transportation and terminals margin	161,639	198,582	621,818	695,357

Product sales revenue(1)	189,698	208,072	561,759	717,140
Less: Cost of product sales(1)	159,980	190,459	459,989	586,751
Product margin	29,718	17,613	101,770	130,389
Operating margin	$191,357	$216,195	$723,588	$825,746

Crude oil:
Transportation and terminals revenue	$104,656	$128,642	$407,837	$458,455
Affiliate management fee revenue	2,847	3,639	12,533	13,950
Earnings of non-controlled entities	27,102	43,785	76,972	120,173
Less: Operating expenses	22,300	30,929	88,528	120,920
Transportation and terminals margin	112,305	145,137	408,814	471,658

Product sales revenue(1)	4,705	177	31,170	35,053
Less: Cost of product sales(1)	5,188	3,511	31,657	41,325
Product margin	(483)	(3,334)	(487)	(6,272)
Operating margin	$111,822	$141,803	$408,327	$465,386

Marine storage:
Transportation and terminals revenue	$48,884	$43,981	$181,721	$180,683
Affiliate management fee revenue	359	805	1,391	2,342
Earnings of non-controlled entities	667	501	2,692	2,453
Less: Operating expenses	15,751	19,543	65,559	65,296
Transportation and terminals margin	34,159	25,744	120,245	120,182

Product sales revenue(1)	1,592	1,323	6,673	6,013
Less: Cost of product sales(1)	640	977	1,692	7,541
Product margin	952	346	4,981	(1,528)
Operating margin	$35,111	$26,090	$125,226	$118,654

Segment operating margin	$338,290	$384,088	$1,257,141	$1,409,786
Add: Allocated corporate depreciation costs	1,309	1,361	4,955	5,274
Total operating margin	339,599	385,449	1,262,096	1,415,060
Less:
Depreciation and amortization expense	44,005	50,527	178,142	196,630
General and administrative expense	36,351	44,841	147,165	165,717
Total operating profit	$259,243	$290,081	$936,789	$1,052,713

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

(1) Includes gains and losses on related exchange-traded futures contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2017
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$237,895	$1.04	$1.04
Unrealized derivative (gains) losses associated with future physical product sales	32,347	0.14	0.14
Inventory valuation adjustments associated with future physical product transactions	1,961	0.01	0.01
Excluding commodity-related adjustments*	$272,203	$1.19	$1.19

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,203
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,682

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2018
	2016	2017	2016	2017	Guidance

Net income	$213,291	$237,895	$802,771	$869,531	$915,000
Interest expense, net	45,047	50,657	165,410	193,718	219,000
Depreciation and amortization	44,005	50,527	178,142	196,630	208,000
Equity-based incentive compensation(1)	4,622	6,458	4,982	6,766	13,000
Loss on sale and retirement of assets	5,793	5,789	11,190	13,370	10,000
Gain on sale of asset(2)	—	—	—	(18,505)	—
Gain on exchange of interest in non-controlled entity(3)	—	—	(28,144)	—	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(5)	23,943	32,347	21,837	37,624
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period(5)	(5,600)	(8,241)	45,218	(25,493)
Inventory valuation adjustments(6)	—	(3,716)	(2,798)	332
Total commodity-related adjustments	18,343	20,390	64,257	12,463	(35,000)
Cash distributions received from non-controlled entities in excess of earnings	6,290	5,697	9,293	25,216	25,000
Other(4)	1,450	—	5,341	3,749	—
Adjusted EBITDA	338,841	377,413	1,213,242	1,302,938	1,355,000
Interest expense, net, excluding debt issuance cost amortization	(44,222)	(49,824)	(162,251)	(190,403)	(215,000)
Maintenance capital(7)	(17,404)	(19,331)	(103,507)	(91,163)	(90,000)
Distributable cash flow	$277,215	$308,258	$947,484	$1,021,372	$1,050,000

(1)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the year ended December 31, 2016 and 2017 was $19.4 million and $20.6 million, respectively. However, the figures above include adjustments of $14.4 million and $13.9 million in 2016 and 2017, respectively, for cash payments associated with its equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
In September 2017, the partnership recognized an $18.5 million gain in connection with the sale of an inactive terminal along the partnership's refined products pipeline system, which has been deducted from the calculation of DCF because it is not related to the partnership's ongoing operations.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(4)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. The partnership recorded a receivable in the amount of $8.3 million in relation to this transaction, which was fully collected as of September 30, 2017.  The purpose of these payments was to replace distributions the partnership would have received had the Osage transaction not occurred and, therefore, these payments are included in its calculation of DCF.

(5)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(6)
The partnership adjusts DCF for lower of cost or net realizable value adjustments related to inventory and firm purchase commitments and valuations of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(7)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.